QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is entered into effective on April 1, 2002 by and between L. Michael Cutrer, an individual ("Executive), and North American Scientific, Inc., a Delaware corporation (the "Company").

        1.    Employment by the Company and Term.

          (a)    Position.    Subject to the terms herein, the Company agrees to employ Executive as Chief Executive Officer, and in such other executive capacities as may be requested from time to time by the Board of Directors of the Company ("Board") or a duly authorized committee thereof, and Executive hereby accepts such employment. Executive shall render such other services for the Company and entities controlled by, under common control with or controlling, directly or indirectly, the Company, and to successor entities and assignees of the Company ("Company Affiliates") as the Company may from time to time reasonably request and as shall be consistent with the duties Executive is to perform for the Company and with Executive's experience. During the term of his employment with the Company, Executive will devote his full time and use his best efforts to advance the business and welfare of the Company, and will not engage in any other employment or business activities for any direct or indirect remuneration that would be directly harmful or detrimental to, or that may compete with, the business and affairs of the Company, or that would interfere with his duties hereunder.

          (b)    Duties.    Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his position, consistent with the Bylaws of the Company and as reasonably required by the Board.

          (c)    Company Policies.    The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

          (d)    Term.

            (i)    This Agreement will commence on the Effective Date and will continue for a period of three years unless extended as described elsewhere in this Section 1(d) or earlier terminated as provided in Section 6 below ("Term").

            (ii)  On each anniversary of the Effective Date, the Term shall be extended for one year, unless either party provides written notice to the other party not less than 90 days prior to the then upcoming anniversary of the Effective Date. If such notice if provided, then the Agreement shall remain in full force and effect through the remainder of the then existing Term.

            (iii)  The Executive acknowledges that certain provisions of this Agreement, including without limitation Sections 7, 8 and 9, survive termination of employment and termination of this Agreement.

            (iv)  In the event of a termination pursuant to 1(d)(ii) above, the Company may modify Executive's duties or relieve Executive of any or all duties for all or part of the period between such notice and the end of the Term, so long as the Company continues to provide the compensation described below.

        2.    Compensation and Benefits.

          (a)    Salary.    Effective November 1, 2001, Executive shall receive for services rendered hereunder a salary at a rate in the gross amount of Three Hundred Two Thousand dollars ($302,000) per annum payable in accordance with Company's policies and practices for payment of salary to salaried employees (the "Base Salary"). The Base Salary will be reviewed by and shall be subject to adjustment at the sole discretion of the Company's Compensation Committee each fiscal year during the term of Executive's employment; provided however that at a minimum Base Salary shall be adjusted each fiscal year in an amount equal to the change during the preceding twelve (12) months in the Consumer Price Index for All Urban Consumers (CPI-U), U.S. city average. The initial salary review will be conducted no later than twelve (12) months after the date of this Agreement and on an annual basis thereafter.

          (b)    Participation in Benefits Plans.    During the term hereof, Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health, accident, disability or similar plan or program of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof. The Company may terminate or modify any such benefit plan or program, provided that to the extent reasonably possible, the Company shall not terminate such benefits without providing Executive a minimum of 30 days notice of the termination of such benefits as described herein. Executive shall also participate in all fringe benefits offered generally by the Company to its executives.

          (c)    Vacation.    Executive shall be entitled to a period of annual vacation time equal to five (5) weeks per twelve month period, to accrue pro rata during the course of each such twelve month period. The days selected for Executive's vacation must be mutually and reasonably agreeable to Company and Executive. In no event shall Executive's total accrued vacation exceed seven (7) weeks. Whenever Executive's total accrued vacation has reached the maximum of seven (7) weeks, Executive will stop accruing any further vacation and will only resume accruing vacation when and to the extent the Executive's total accrued vacation is reduced below the maximum of seven (7) weeks.

          (d)    Deductions.    All compensation to be paid to Executive under this Agreement or otherwise shall be subject to such deductions as authorized or required by law.

        3.    Bonuses.

          (a)    Annual Bonuses.    Through the Agreement's Termination Date (as defined in Section 6 below), Executive will be eligible to receive a bonus (the "Annual Bonus"). Executive will be deemed to have earned his bonus in full on October 31, of the Company's fiscal year with respect to which the bonus is determined (the "Measuring Year"), regardless of the date of determination or payment of the bonus. The amount of the bonus will be determined pursuant to the terms of this Agreement by the Board on or about the January 15 following the last day of the Measuring Year. The Annual Bonus will be based on performance goals and approved by the Board and established by the Board in consultation with the CEO and the Executive ("Performance Goals"). The Executive shall be entitled to an Annual Bonus of not less than 25% of his Base Salary if the Company and Executive meet or exceed the Performance Goals established for the pertinent Measuring Year.

          (b)    Other Bonus Plans.    From time to time, the Board may, in its discretion, institute supplementary bonus plans or stock option plans, for which Executive may be eligible. The terms of such benefits shall be determined by the applicable plan.

        4.    Stock Options.    The Company may grant Executive certain incentive and non-qualified stock options ("Options") in accordance with the Company's annual stock option grants.

        5.    Reasonable Business Expenses and Support.    Executive shall be reimbursed for documented and reasonable business expenses in connection with the performance of his duties hereunder. Executive shall be furnished reasonable office space, assistance and facilities suitable to and appropriate for his position and responsibilities.

        6.    Termination of Employment.    The date on which Executive's employment by the Company ceases, under any of the following circumstances, shall be defined herein as the "Termination Date."

          (a)    Termination for Cause.

            (i)    Termination; Payment of Accrued Salary and Vacation.    The Board may terminate Executive's employment with the Company at any time for Cause, immediately upon notice to Executive of the circumstances leading to such termination for Cause. In the event the Executive's employment is terminated for Cause, Executive shall receive payment for all accrued salary and vacation time through the Termination Date, which in this event shall be the date upon which notice of termination is given. The Company shall have no further obligation to pay severance of any kind whether under this Agreement or otherwise.

            (ii)    Definition of Cause.    "Cause" means the occurrence or existence of any of the following with respect to Executive, as determined by a majority of the disinterested directors of the Board: (a) continued failure to substantially perform of Executive's duties or responsibilities as determined by the Company's Board, provided that the Company has given Executive written notice specifying the basis upon which the Company determined that Executive's duties or responsibilities were not substantially performed, which remains uncorrected by the Executive after the lapse of 30 days following receipt of the written notice; (b) a material breach by Executive of any of his material obligations hereunder which remains uncured after the lapse of 30 days following the date that the Company has given Executive written notice thereof; (c) a material breach by the Executive of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its Affiliates which has not been approved by a majority of the disinterested directors of the Board or of the terms of his employment, if in any such case such material breach remains uncured after the lapse of 30 days following the date that the Company has given the Executive written notice thereof; (d) the repeated material breach by the Executive of any material duty referred to in clause (b) or (c) above as to which at least one (1) written notice has been given pursuant to such clause (b) or (c); (e) any act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or any of its Affiliates; (f) the violation of any federal, state or local law or any act of moral turpitude which has a material adverse impact on the business, reputation or operation of the Company or on Executive's ability to perform his duties under this Agreement; (g) intentional infliction of any damage of a material nature to any property of the Company or any of its Affiliates; or (h) the repeated non-prescription abuse of any controlled substance or the repeated abuse of alcohol or any other non-controlled substance which, in any case described in this clause, the Board reasonably determines has a material adverse impact on the Executive's ability to serve in his capacity as an officer or employee of the Company or it Affiliates.

          (b)    Control Termination.    The term "Control Termination" shall mean: (i) a termination of this Agreement and Executive's employment by the Company or the Executive immediately prior to or concurrent with a Change of Control (as defined below) if Executive is not employed by the successor entity after such Change in Control; or (ii) resignation by the Executive within 90 days after a "Change of Control" of the Company upon the occurrence of any of the following events:

            (A)  a significant change in the nature or scope of Executive's authority or duties or a reduction in Executive's total compensation package from that provided by the Company immediately prior to the Change in Control; or

            (B)  the requirement that Executive relocate his residence outside the Los Angeles, California metropolitan area.

        In the event of a Control Termination, Executive will be entitled to a "Severance Payment" in the gross amount equal to the total of: (w) three (3) years' Base Salary; (x) the highest Annual Bonus paid to Executive in the three years prior to such termination multiplied by three (3); (y) the Black/Scholes valuation of the options received by Executive during the one year prior to such termination multiplied by three (3); and (z) an amount calculated by the Company's outside accountants in their reasonable discretion equal to any excise tax which would be owed by Executive under Section 280G of the Internal Revenue Code with respect to the amounts to be paid pursuant to subsections (w), (x) and (y) of the Severance Payment. The Severance Payment shall be paid, in the sole discretion of the Company, in a lump sum within 30 days of the date of the Control Termination or as salary continuation ratably over a one year period. In addition, any unvested Options granted under Section 4 of this Agreement or that may hereafter be granted to Executive shall immediately vest as of the Termination Date.

        The term "Change of Control" shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934 (the "Act") or, if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Act which serve similar purposes; provided that, without limitation,

            (i)    such a change in control shall be deemed to have occurred if and when either (A) except as provided in (ii) below, any "person" (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities entitled to vote with respect to the election of its Board of Directors, or (B) as the result of the foregoing transaction or events, individuals who were members of the Board immediately prior to any such transaction or event shall not constitute a majority of the Board of Directors following such transaction or event, and

            (ii)  no Change in Control shall be deemed to have occurred if and when: (A) any such change is the result of a transaction which constitutes a "Rule 13e-3 transaction" as such term is defined in Rule 13e-3 promulgated under the Act; or (B) the transaction resulting in such change in control is approved by a majority of the members of the Board immediately prior to such change in control.

          (c)    Termination Upon Disability.    The Company may terminate Executive's employment in the event Executive suffers a disability that renders Executive unable to perform the essential functions of his position, even with reasonable accommodation, as defined by the Company's then existing disability insurance policy. After the Termination Date, which in this event shall be the date upon which notice of termination is given, the Executive shall receive the accrued portion of any salary, vacation and bonus hereunder through the Termination Date, less standard withholdings for tax and social security purposes, payable, in the case of a bonus, upon such date or over such period of time which is in accordance with the applicable bonus plan. In addition, any outstanding unvested Options granted to Executive shall immediately vest as of the date of the Termination.

          (d)    Termination Without Cause.    The Company may terminate Executive's employment at any time for other than Cause, death or disability, pursuant to the following termination payment requirements.

            (i)    In the event that Executive's employment is terminated by the Company other than pursuant to Sections 6(a), (b) or (c) above, the Company shall pay Executive a severance of an amount equal to three (3) years of his then Base Salary, less standard withholding for tax and social security purposes, payable in the sole discretion of the Company, in a lump sum within 30 days of the date of the Termination or as salary continuation over a three (3) year period, plus the accrued portion of any vacation and bonus through the Termination Date, less standard withholdings for tax and social security purposes, payable, in the case of a bonus, upon such date or over such period of time which is in accordance with the applicable bonus plan. In addition, any unvested Options granted to Executive shall immediately vest as of the date of the Termination.

            (ii)  The Company shall not be obligated to pay any termination payments under Section 6(d)(i) above if Executive breaches the provisions of Sections 7, 8 or 9 below and, the event of a violation of such provisions by Executive, Executive shall be obligated to repay to the Company any amounts already paid under Section 6(d)(i) above.

          (e)    Benefits Upon Termination.    All benefits provided under paragraph 2(b) hereof shall be extended, at Executive's election, to the extent permitted by the Company's then existing insurance policies and benefit plans, for one year after Executive's Termination Date, except (a) as required by law (e.g., COBRA health insurance continuation election) or (b) in the event of a termination described in paragraph 6(a), (g) or (h).

          (f)    Termination Upon Death.    If Executive dies prior to the expiration of the term of this Agreement, the Company shall (i) to the extent permitted by the then existing benefit plan or policies, continue coverage of Executive's dependents (if any) under all benefit plans or programs of the type listed above in paragraph 2(b) herein in which they participate for a period of six (6) months, (ii) pay to Executive's estate the accrued portion of any salary, vacation and bonus through the Termination Date, less standard withholdings for tax and social security purposes, payable, in the case of a bonus, upon such date or over such period of time which is in accordance with the applicable bonus plan, (iii) pay to Executive's estate a lump sum payment equal to the annual Base Salary in effect at the time of death, and (iv) accelerate the vesting of any then unvested options held by Executive to the date of death.

          (g)    Voluntary Termination.    Executive shall have the right to terminate his employment with the Company at any time by providing not less than [30] days prior written notice of such termination. A voluntary termination shall mean a termination of employment by Executive at his own initiative, other than a termination due to death, disability or Good Reason, or a Control Termination, and shall have the same consequences as provided in Section 6(a) for termination for Cause. As used herein, a termination due to "Good Reason" shall mean a termination of the employment relationship by Executive after an unwarranted material diminution by the Company in Executive's position or responsibilities without Executive's consent, provided that within 60 days of any such alleged diminution, Executive provides the Company with written notice of the basis for his claim that he has Good Reason to terminate his employment and a period of at least 10 days to cure. A termination by Executive due to Good Reason shall be handled in accordance with Sections 6(d) and (h).

          (h)    Release of Claims.    The payment of any severance payments or benefits under this Agreement shall be subject to Executive signing an agreement reconfirming his post-employment obligations contained in this Agreement and releasing the Company and all related parties from any claims, such agreement to be prepared by the Company or its designee.

        7.    Proprietary Information Obligations.

        During the term of employment under the Agreement, Executive will have access to and become acquainted with the Company's and the Company Affiliates' confidential and proprietary information, including, but not limited to, information or plans regarding the Company's and Company Affiliates'

customer relationships; personnel, sales, marketing, and financial operations and methods; trade secrets; business plans; research and development; formulas; devices; secret inventions; processes; and other compilations of information, records, and specifications (collectively "Proprietary Information"). Executive shall not disclose any of the Company's or the Company's Affiliates' Proprietary Information directly or indirectly, or use it in any way, either during the term of this Agreement or at any time thereafter, except as require in the course of his employment for the Company or as authorized in writing by the Company. All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the business of the Company or the Company's Affiliates, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company or the Company's Affiliates, as the case may be, and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company, except when (and only for the period) necessary to carry out Executive's duties hereunder, and if removed shall be immediately returned to the Company upon any termination of his employment or at any other time that the Company may request; provided, however, that Executive may retain copies of documents reasonably available to the Company's shareholders generally and any documents that were personally owned, which copies and the information contained therein Executive agrees not to use for any business purpose. Notwithstanding the foregoing, Proprietary Information shall not include (i) information which is or becomes generally public knowledge except through disclosure by the Executive in violation of this Agreement or the wrongful act of any third party, and (ii) information that may be required to be disclosed by applicable law.

        8.    Non-Solicitation.    From the Execution Date of this Agreement through the date one year after the Termination Date, Executive will not on his own behalf or on behalf of an other person or entity, without the express written consent of the Board, solicit or attempt to solicit, induce or encourage any then current employee, customer, business relation, service provider or representative of the Company to terminate or modify his, her or its employment or business relationship with the Company.

        9.    Inventions.    Executive will, during the period of his employment, disclose to the Company promptly and fully all Inventions made or conceived by the Executive (either solely or jointly with others), including but not limited to Inventions which relate to the business of the Company or Company Affiliates or the Company's or the Company Affiliates' actual or anticipate research or development, or result from work performed by him for the Company or the Company Affiliates. All Inventions and all records related to Inventions, whether or not patentable, shall be and remain the sole and exclusive property of the Company. "Inventions" means all inventions, discoveries, processes, improvements, designs, developments, and ideas, and all know-how related thereto. Executive hereby assigns and agrees to assign to the Company or its designee all of his rights to Inventions and any patents, trademarks, or copyrights which may be issued with respect to Inventions. Executive further acknowledges that all work shall be work made for hire. During and after the term of this Agreement, Executive agrees to assist the Company, without charge to the Company but at its request and expense, to obtain and retain rights in Inventions, and will execute all appropriate related documents at the request of the Company or its designee.

        Executive understands that this Paragraph 9 shall not apply to any invention for which no equipment, supplies, facilities, trade secret, or other confidential information of the Company or Company Affiliates was used and which was developed entirely on his own time, and does not relate to the business of the Company or Company Affiliates, its actual or anticipated research, and does not result from any work performed by him for the Company or Company Affiliates.

        10.    Miscellaneous.

          (a)    Notices.    Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of immediately upon personal delivery (including personal delivery by reputable delivery service, telecopy or telex), or the fourth day after mailing by first class mail to the recipient at the address indicated below:

    To the Company:

    North American Scientific, Inc
    20200 Sunburst Street
    Chatsworth, CA 91311
    Attn: Board of Directors
    Telecopier No:

    To Executive:

    L. Michael Cutrer
    9507 Hunt Club Lane
    Chatsworth, CA 91311
    Telecopier No:

or to such address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

          (b)    Severability.    Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

          (c)    Entire Agreement.    This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

          (d)    Counterparts.    This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

          (e)    Successors and Assigns.    This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Board.

          (f)    Amendments.    No amendments or other modifications to this Agreement may be made except by writing and signed by both parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

          (g)    Choice of Law.    All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California without giving effect to principles of conflicts of law.

        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date it is last executed below by either party.

NORTH AMERICAN SCIENTIFIC, INC.
By:	Chairman	L. MICHAEL CUTRER
Date:		Date:

QuickLinks

EMPLOYMENT AGREEMENT